Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Tyler Akerman, Manager of Investor Relations, (218) 998-7110 or (800) 664-1259

For release:	August 2, 2021	Financial Media
Otter Tail Corporation Announces Second Quarter Earnings and Increases 2021 Earnings Per Share Guidance
Board of Directors Declares Quarterly Dividend of $0.39 Per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2021.
SUMMARY
Compared to the quarter ended June 30, 2020:
•Consolidated operating revenues increased 48.2% to $285.6 million.
•Consolidated net income increased 147.7% to $42.1 million primarily driven by strong Plastics segment performance resulting from unique market conditions.
•Diluted earnings per share increased 140.5% to $1.01 per share.
The corporation increases its 2021 diluted earnings per share guidance range to $3.50 to $3.65 reflecting a range of 50% to 56% growth off of 2020 reported $2.34 diluted earnings per share.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees and unique market conditions, achieved outstanding financial results during the second quarter of 2021,” said President and CEO Chuck MacFarlane. “Each operating company improved net income during the second quarter compared with the same period a year ago. The Electric segment had a record second quarter in net earnings. The Plastics segment continues its outstanding year driven by PVC resin supply constraints, which initially occurred in the first quarter and continued through the second quarter, have resulted in continued increasing PVC pipe prices and margins at levels not previously experienced. These increased results are primarily due to the unusual and infrequent impact resulting from the extreme cold weather in February that caused resin suppliers to temporarily close various petrochemical plants in the Gulf Coast. We expect these conditions will moderate during 2022 as supply constraints are expected to continue for the remainder of 2021.
“On May 27, 2021 we retired our 140-megawatt (MW) Hoot Lake Plant marking the end of 100 years of coal-fired generation at the site. Our employees did a fantastic job operating this facility reliably and safely up to its retirement. Our replacement generation includes Merricourt, our 150 MW wind facility, and Astoria Station, our 245 MW natural gas-fired combustion turbine generation facility, which was made available to the MISO market on April 30, 2021. This facility, with fast start capability, complements our wind generation with more dispatchable capacity than Hoot Lake Plant, and with projected carbon emissions 85 percent less compared to Hoot Lake Plant’s 2005 emission levels.
“We continue to make progress on Otter Tail Power’s $60.0 million, 49.9 MW Hoot Lake Solar project, which will be constructed on and near Hoot Lake Plant property in Fergus Falls, Minnesota. We recently received approval of our Conditional Use Permit, which is our last major permit requirement. We received a favorable regulatory order from the Minnesota Public Utilities Commission (MPUC) when they approved the project in March with 100 percent allocation of costs and benefits to Minnesota customers and eligibility for recovery through the Minnesota renewable rider. The location of Hoot Lake Solar offers us a unique opportunity to re-use our existing Hoot Lake transmission rights, substation and land.
“Based on our current dispatch levels of Big Stone Plant and Coyote Station our target is to reduce carbon emissions from our owned generation resources approximately 50 percent from 2005 levels by 2025 and 97 percent by 2050. Up to 35 percent of our energy is projected to come from renewable resources by 2023.
“We continue to work through the Minnesota rate case, and on January 1, 2021, Otter Tail Power implemented approved interim rates in Minnesota in connection with its revenue increase request filed with the MPUC in November 2020. Investment in cleaner energy generation and smarter technologies are primarily driving this request along with rising costs for providing electric service. In a filing submitted to the MPUC on April 30, 2021, Otter Tail Power lowered its requested net annual revenue increase from its initial request of $14.5 million to $8.2 million, primarily due to a reduction in operating costs from amounts included in its November 2020 filing. The cost reductions result primarily from lower depreciation expense on our wind generation assets due to the extension of depreciable lives from 25 to 35 years that was approved by the MPUC and a reduction in postretirement benefit costs. We anticipate a decision from the Minnesota Public Utilities Commission in the fourth quarter.

“Otter Tail Power continues to benefit from strong rate base growth investments. These investments represent over 85 percent of our total capital spending over the next five years and include regulated investments in renewable generation, technology and infrastructure, and transmission assets. We expect this to result in a projected compounded annual growth rate of approximately 5 percent in utility rate base from year-end 2020 through 2025 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, reduce operating and maintenance costs, reduce emissions and improve reliability and safety.
“Otter Tail Power is planning to file its Minnesota Integrated Resource Plan in all three of its jurisdictions in September 2021. We expect this filing will result in additional capital expenditures that will be incremental to our current five-year capital expenditure plan.
“Our Manufacturing Segment increased revenues and net income $38.3 million and $5.5 million, respectively, compared to the second quarter of 2020, due to strong end market demand and higher scrap metal sales prices at BTD Manufacturing. Steel prices, which are a pass through to customers, continue to exceed historical levels as mill capacity has been slow to come online after capacity reductions in 2020 related to COVID-19, creating supply chain challenges as the mills struggle to keep up with demand.
“Our Plastics Segment produced a 339% increase in quarterly earnings in the second quarter of 2021. PVC resin availability in the first quarter was constrained due to the impact of the February winter storms. These supply constraints continued into the second quarter and led to increased sales prices for PVC pipe, increased resin costs and increased operating margins resulting in a record second quarter.
“Our long-term focus remains on executing our growth strategies. For the utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency within our operating and maintenance expenses, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 70 to 75 percent of our overall earnings.
“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 to 30 percent of our earnings over the long term.
“We are increasing our 2021 earnings per share guidance to a range of $3.50 to $3.65 from our previous range announced in May 2021 of $2.47 to $2.62.”
QUARTERLY DIVIDEND
On August 2, 2021 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.39 per share. This dividend is payable September 10, 2021 to shareholders of record on August 13, 2021.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2021 was $68.6 million compared with $73.9 million for the six months ended June 30, 2020.
Investing activities for the six months ended June 30, 2021 included capital expenditures of $76.9 million compared with $119.8 million for the six months ended June 30, 2020. The decrease in capital expenditures was primarily related to Astoria Station and the Merricourt Wind Energy Center (Merricourt) being under construction in the first and second quarters of 2020 with the capital spend being substantially complete for both projects by year-end 2020.
Financing activities for the six months ended June 30, 2021 included net proceeds from short-term borrowings of $47.0 million and common dividend payments of $32.4 million. The proceeds from short-term borrowings were primarily used to fund construction expenditures. Financing activities for the six months ended June 30, 2020 included proceeds of $35.0 million from the issuance of long-term debt at Otter Tail Power Company, $35.2 million in net short-term borrowings, and $27.2 million from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund construction program expenditures in 2020. We paid $29.9 million in common dividends during the six months ended June 30, 2020.
On June 10, 2021, we completed a senior unsecured note offering pursuant to which we agreed to issue $230.0 million of Otter Tail Power Company senior unsecured notes, with $140.0 million to be issued in November 2021 and $90.0 million to be issued in May 2022. We intend to use the proceeds of the notes to refinance existing long-term indebtedness, including long-term debt instruments with outstanding principal balances of $140.0 million and $30.0 million, which mature in December 2021 and August 2022, respectively, and for general corporate purposes.
The following table presents the status of the corporation’s lines of credit at June 30, 2021 and December 31, 2020:

		2021			2020
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available
Otter Tail Corporation Credit Agreement	$170,000	$59,245	$—	$110,755	$104,834
Otter Tail Power Company Credit Agreement	170,000	68,712	12,671	88,617	140,068
Total	$340,000	$127,957	$12,671	$199,372	$244,902
Both credit agreements are in place until October 31, 2024.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2021	2020	$ Change	% Change
Retail Revenues	$88,987	$85,553	$3,434	4.0%
Transmission Services Revenues	11,840	9,673	2,167	22.4
Wholesale Revenues	3,260	765	2,495	326.1
Other Electric Revenues	2,068	2,162	(94)	(4.3)
Total Electric Revenues	106,155	98,153	8,002	8.2
Net Income	$15,433	$13,306	$2,127	16.0%

Retail mwh Sales	1,086,631	1,033,053	53,578	5.2%
Heating Degree Days (HDDs)	533	635	(102)	(16.1)
Cooling Degree Days (CDDs)	237	170	67	39.4

The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended June 30,
	2021	2020
HDDs	101.1%	122.1%
CDDs	206.1%	156.0%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2021 and 2020.

	2021 vs Normal	2021 vs 2020	2020 vs Normal
Effect on Diluted Earnings Per Share	$0.03	$—	$0.03
Retail Revenues increased $3.4 million primarily due to the following:
•A $1.5 million increase in new retail revenues from an interim rate increase in Minnesota, net of estimated refunds, effective January 1, 2021 in connection with our rate case filed in November 2020.
•A $1.5 million increase in retail revenue from commercial and industrial customers primarily due to increased demand as volumes improve from 2020, which was negatively impacted by COVID-19.
•A $1.4 million increase in revenues primarily related to the recovery of Merricourt and Astoria Station project costs and operating expenses.
•Recovery of increased conservation improvement program expenditures as well as increased transmission rider revenues.
These increases in revenue were partially offset by a $2.1 million decrease in fuel recovery revenues largely due to credits provided to customers from increased margins on wholesale sales.
Transmission Services Revenues increased $2.2 million primarily due to higher transmission volume from increased electrical demand as well as increased generator interconnection revenues.
Wholesale Revenues increased $2.5 million as a result of a 147.2% increase in wholesale sales volumes and a 72.4% increase in wholesale prices driven by high market demand for wholesale energy.
Production Fuel costs increased $3.4 million mainly as a result of a 42.0% increase in kwhs generated from our fuel-burning plants due to higher demand and favorable prices for energy in wholesale markets.
Purchased Power costs to serve retail customers decreased $2.5 million primarily due to a 15.7% decrease in the volume of purchased power as our recent capacity additions provide additional generation resources to serve customer demand.

Operating and Maintenance Expense increased $3.6 million mainly due to:
•$1.4 million of Merricourt and Astoria Station operating and maintenance expenses incurred in the second quarter of 2021 as these facilities are now commercially operational.
•A $0.8 million increase in transmission tariff expenses.
•Other additional expenses including an increase in conservation improvement program expenditures, which are recovered through retail rates, increased vegetative maintenance expenses and plant maintenance expenses.
These expense increases were partially offset by, among other items, lower bad debt expense due to improving customer collections as the economic impact of COVID-19 has eased.
Depreciation and Amortization expense increased $2.4 million primarily due to Merricourt and Astoria Station being placed in service in the fourth quarter of 2020 and the first quarter of 2021, respectively.
Interest Charges increased $1.0 million primarily due to additional interest expense from a $40.0 million long-term debt issuance in August 2020, a higher level of short-term debt borrowings outstanding in 2021 and a lower level of capitalized interest due to the completion and placement in service of Astoria Station in the first quarter of 2021.
Other Income decreased $1.1 million driven by lower allowance for equity funds used during construction due to the completion of Astoria Station in the first quarter of 2021.
Income Tax Expense decreased $3.0 million due to earning production tax credits on Merricourt generation in 2021. The tax benefits of these credits are passed through to retail customers in each of our jurisdictions.
Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Operating Revenues	$84,284	$45,948	$38,336	83.4%
Net Income	5,705	238	5,467	n/m
Manufacturing segment revenues and net income increased $38.3 million and $5.5 million, respectively, primarily due to increased sales volumes at BTD. Sales volumes in the second quarter of 2020 were negatively impacted by COVID-19 as customers implemented temporary plant shutdowns due to the pandemic. Customer demand and sales volumes in the second quarter of 2021 increased 52.4% compared to 2020 and included increases across all end markets. Also contributing to the improved financial performance was an increase in scrap revenues primarily due to increased scrap metal prices but also higher volumes, and improved gross profit margins resulting from an increase in production volumes. Operating revenues were also impacted by increased material costs, which are passed through to customers.
Partially offsetting the increase in net income from increased sales volumes, scrap revenues and gross profit margins is an increase in operating expenses, with second quarter of 2020 operating expenses impacted from initiatives taken to reduce our cost structure to mitigate the impact of declining sales volumes from the effects of the COVID-19 pandemic. Second quarter of 2021 operating expenses were impacted by increased incentive based compensation, travel and recruitment costs necessary to support higher business volumes.
Segment operating revenues and net income also benefited from increased product pricing and higher levels of horticulture sales at T.O. Plastics, along with increased gross profit margins resulting from higher production volumes.
Plastics Segment

	Three Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Operating Revenues	$95,169	$48,679	$46,490	95.5%
Net Income	22,544	5,130	17,414	339.5
Plastics segment revenues and net income increased $46.5 million and $17.4 million, respectively. The price per pound of polyvinyl chloride (PVC) pipe sold increased 73.9% in the second quarter of 2021 compared to the same period last year and exceeded the 52.9% increase in the cost of PVC resin and other input materials. The increase in sale prices was largely the result of continued PVC resin supply constraints as resin production facilities recover from plant shutdowns in the first quarter of 2021. The undersupply of resin has led to limited pipe inventory across the country. Significant global demand for PVC resin has also impacted PVC costs with export prices exceeding domestic prices in the second quarter. Pounds of pipe sold in the second quarter of 2021 increased 12.4% from the same period last year, as sales volumes in the second quarter of 2020 were negatively impacted by COVID-19 as distributors reduced inventory levels due to the uncertainty over the impact of the pandemic.

Corporate Costs

	Three Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Losses before Income Taxes	$2,459	$2,093	$366	17.5%
Income Tax Benefit	(846)	(400)	(446)	111.5
Net Loss	$1,613	$1,693	$(80)	(4.7)%
Our corporate net loss in 2021 was consistent with the same period last year as higher levels of performance based compensation and lower market-based gains on our corporate-owned life insurance policies in 2021 were offset by an increased income tax benefit. The increase in the income tax benefit is primarily the result of the impact of non-taxable transactions and changes in estimates of our annual effective tax rate.
2021 BUSINESS OUTLOOK
We are increasing our 2021 diluted earnings per share guidance range to $3.50 to $3.65 in light of second quarter results and forecasts for the remainder of 2021 driven by expected performance in our Plastics Segment. The midpoint of our revised 2021 earnings per share guidance of $3.58 per share reflects a 53% growth rate off 2020 diluted earnings per share of $2.34.
Segment components of our revised 2021 diluted earnings per share guidance range compared with 2020 actual earnings and prior guidance are as follows:

	2020 EPS by Segment	2021 EPS Guidance February 15, 2021		2021 EPS Guidance May 3, 2021		2021 EPS Guidance August 2, 2021
		Low	High	Low	High	Low	High
Electric	$1.63	$1.80	$1.83	$1.71	$1.74	$1.71	$1.74
Manufacturing	0.27	0.28	0.32	0.28	0.32	0.43	0.47
Plastics	0.67	0.52	0.56	0.73	0.77	1.64	1.68
Corporate	(0.23)	(0.21)	(0.17)	(0.25)	(0.21)	(0.28)	(0.24)
Total	$2.34	$2.39	$2.54	$2.47	$2.62	$3.50	$3.65
Return on Equity	11.6%	11.1%	11.8%	11.5%	12.2%	16.4%	17.1%
The following items contribute to our 2021 earnings guidance:
•We are maintaining our Electric segment guidance from our May 3, 2021 earnings release.
•We continue to expect Electric segment earnings in 2021 will exceed 2020 earnings driven by the following factors:
◦Our Merricourt and Astoria Station projects being commercially operational and our $410 million total investment in these projects fully reflected in our rate base, with a recovery mechanism in place in all three jurisdictions, partially offset by increased operating and maintenance, depreciation and property tax expenses associated with these investments, and increased interest expense due to debt issuances in 2020.
◦The impact of our filed Minnesota 2021 rate case. The MPUC has approved an interim rate increase of 3.2% or $6.9 million in annual revenues.
These increases are partially offset by:
◦Increased non-labor operating and maintenance expenses related to a planned outage this fall at Big Stone Plant of $3.9 million in 2021 and increased postretirement expense caused by a decrease in the discount rate and long-term rate of return on plan assets.
•We are increasing our previous 2021 guidance for our Manufacturing segment and continue to expect segment earnings to increase compared with 2020 based on:
◦Strong performance at BTD through the first six months of the year driven by increased sales volumes across all end markets, improved scrap metal prices and improved operating margins resulting from an increase in production volumes. We expect these conditions to continue as end markets improve as our customers look to build inventory to fill the shortages created by the COVID-19 pandemic. Scrap metal revenues are now expected to be higher based on current scrap metal prices.
◦We also expect an increase in earnings from T.O. Plastics as compared to the previous guidance due to strong first half performance as well as strong horticulture markets and improving operating margins driven by product price increases implemented in the first six months as well as improved productivity in our manufacturing processes.
◦Decreased mill capacity due to COVID-19 has created raw material availability challenges as the steel mills struggle to keep up with demand. This has created concerns over our ability to obtain the steel needed to meet customer demands and continues to keep steel prices elevated above historic levels. We continue to work on increasing staffing levels to keep up with strong demand and to mitigate the impact of increasing expedited freight costs while maintaining or improving labor efficiencies.
◦Backlog for the manufacturing companies of approximately $168 million for 2021 compared with $93 million one year ago.

•We are increasing our previous 2021 guidance for our Plastics segment as operating margins during the first six months have been higher than expected driven by unique market conditions resulting from PVC resin supply constraints that began in the first quarter. These unexpected conditions arose from the extreme cold weather in February which caused resin suppliers to temporarily close various petrochemical plants. These market conditions created by this event continued into the second quarter and are expected to impact the rest of 2021. This resulted in continued increases in PVC pipe prices and operating margins at levels not previously experienced in the industry. Pounds of pipe sold in 2021 are now expected to be slightly higher than 2020 driven by strong construction and municipal markets. Resin suppliers continued to have customers on resin allocations and increase prices for raw materials due to market conditions such as availability constraints related to feedstock supplies for resin and a strong export market that has higher resin prices than the domestic market. We currently expect the supply constraints to continue for the remainder of 2021 with market conditions expected to return to more normal levels during 2022.
•Corporate costs, net of tax, are now expected to be higher driven by higher employee benefit costs related to the strong financial performance in 2021 and potential contributions to the Otter Tail Corporation Foundation.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 3, 2021, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2021 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2021	2020	2021	2020

Operating Revenues
Electric	$106,155	$98,130	$229,855	$218,000
Product Sales	179,453	94,626	317,463	209,503
Total Operating Revenues	285,608	192,756	547,318	427,503
Operating Expenses
Electric Production Fuel	12,164	8,788	26,878	22,523
Electric Purchased Power	11,135	13,682	30,395	32,512
Electric Operating and Maintenance Expense	36,729	33,179	78,150	73,794
Cost of Products Sold (excluding depreciation)	122,578	73,832	224,555	159,711
Other Nonelectric Expenses	15,669	10,762	29,362	22,662
Depreciation and Amortization	23,169	20,436	45,295	40,835
Electric Property Taxes	4,342	4,168	8,662	8,268
Total Operating Expenses	225,786	164,847	443,297	360,305
Operating Income	59,822	27,909	104,021	67,198
Other Income and Expense
Interest Charges	9,555	8,662	18,953	16,785
Nonservice Cost Components of Postretirement Benefits	624	868	1,006	1,739
Other Income (Expense)	734	2,410	1,892	2,021
Income Before Income Taxes	50,377	20,789	85,954	50,695
Income Tax Expense	8,308	3,808	13,556	9,446
Net Income	$42,069	$16,981	$72,398	$41,249

Weighted-Average Common Shares Outstanding:
Basic	41,500	40,513	41,478	40,365
Diluted	41,818	40,677	41,759	40,561
Earnings Per Share:
Basic	$1.01	$0.42	$1.75	$1.02
Diluted	$1.01	$0.42	$1.73	$1.02

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	June 30, 2021	December 31, 2020

Assets
Current Assets
Cash and Cash Equivalents	$1,480	$1,163
Receivables, net of allowance for credit losses	163,424	113,959
Inventories	103,024	92,165
Regulatory Assets	23,250	21,900
Other Current Assets	13,723	5,645
Total Current Assets	304,901	234,832
Noncurrent Assets
Investments	55,809	51,856
Property, Plant and Equipment, net of accumulated depreciation	2,073,009	2,049,273
Regulatory Assets	160,018	168,395
Intangible Assets, net of accumulated amortization	9,594	10,144
Goodwill	37,572	37,572
Other Noncurrent Assets	30,684	26,282
Total Noncurrent Assets	2,366,686	2,343,522
Total Assets	$2,671,587	$2,578,354

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$127,957	$80,997
Current Maturities of Long-Term Debt	139,963	140,087
Accounts Payable	131,214	130,805
Accrued Salaries and Wages	23,775	26,908
Accrued Taxes	14,531	18,831
Regulatory Liabilities	17,301	16,663
Other Current Liabilities	28,743	22,495
Total Current Liabilities	483,484	436,786
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	102,331	114,055
Other Postretirement Benefits Liability	67,538	67,359
Regulatory Liabilities	231,766	233,973
Deferred Income Taxes	167,612	153,376
Deferred Tax Credits	17,033	17,405
Other Noncurrent Liabilities	62,160	60,002
Total Noncurrent Liabilities and Deferred Credits	648,440	646,170
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	624,540	624,432
Shareholders’ Equity
Common Shares	207,694	207,349
Additional Paid-In Capital	417,870	414,246
Retained Earnings	297,850	257,878
Accumulated Other Comprehensive Loss	(8,291)	(8,507)
Total Shareholders' Equity	915,123	870,966
Total Capitalization	1,539,663	1,495,398
Total Liabilities and Shareholders' Equity	$2,671,587	$2,578,354

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
(in thousands)	2021	2020

Operating Activities
Net Income	$72,398	$41,249
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	45,295	40,835
Deferred Tax Credits	(372)	(657)
Deferred Income Taxes	11,327	9,472
Change in Deferred Debits and Other Assets	5,749	5,565
Discretionary Contribution to Pension Plan	(10,000)	(11,200)
Change in Noncurrent Liabilities and Deferred Credits	(3,710)	5,178
Allowance for Equity Funds Used During Construction	(172)	(1,858)
Stock Compensation Expense	5,524	4,007
Other, Net	(3,246)	(147)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(49,465)	(3,929)
Change in Inventories	(10,859)	8,097
Change in Other Current Assets	(8,080)	(1,066)
Change in Payables and Other Current Liabilities	12,375	(23,562)
Change in Interest and Income Taxes Receivable/Payable	1,810	1,917
Net Cash Provided by Operating Activities	68,574	73,901
Investing Activities
Capital Expenditures	(76,891)	(119,830)
Proceeds from Disposal of Noncurrent Assets	4,562	3,953
Cash Used for Investments and Other Assets	(4,074)	(5,128)
Net Cash Used in Investing Activities	(76,403)	(121,005)
Financing Activities
Changes in Checks Written in Excess of Cash	(4,586)	550
Net Short-Term Borrowings	46,960	35,239
Proceeds from Issuance of Common Stock	—	27,225
Common Stock Issuance Expenses	(67)	(374)
Payments for Shares Withheld for Employee Tax Obligations	(1,507)	(2,069)
Proceeds from Issuance of Long-Term Debt	—	35,000
Short-Term and Long-Term Debt Issuance Expenses	(59)	(179)
Payments for Retirement of Long-Term Debt	(169)	(90)
Dividends Paid	(32,426)	(29,885)
Net Cash Provided by Financing Activities	8,146	65,417
Net Change in Cash and Cash Equivalents	317	18,313
Cash and Cash Equivalents at Beginning of Period	1,163	21,199
Cash and Cash Equivalents at End of Period	$1,480	$39,512

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020

Operating Revenues
Electric	$106,155	$98,130	$229,855	$218,000
Manufacturing	84,284	45,947	160,107	114,427
Plastics	95,169	48,679	157,356	95,076
Total Operating Revenues	$285,608	$192,756	$547,318	$427,503

Operating Income (Loss)
Electric	$23,632	$22,596	$50,309	$49,516
Manufacturing	7,980	623	15,524	7,464
Plastics	30,530	7,090	43,116	14,557
Corporate	(2,320)	(2,400)	(4,928)	(4,339)
Total Operating Income	$59,822	$27,909	$104,021	$67,198

Net Income (Loss)
Electric	$15,433	$13,306	$33,019	$29,488
Manufacturing	5,705	238	11,089	5,165
Plastics	22,544	5,130	31,692	10,579
Corporate	(1,613)	(1,693)	(3,402)	(3,983)
Total Net Income	$42,069	$16,981	$72,398	$41,249